Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Carrier Global Corporation of our report dated February 7, 2023 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Carrier Global Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Hallandale Beach, Florida
July 28, 2023